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                                  EXHIBIT 23.1


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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
First Charter Corporation:

We consent to incorporation by reference in the registration statements of First Charter Corporation on Form S-3 (No. 333-60641) and on Forms S-8 (Nos. 333-95003, 333-66362, 333-66354, 333-57710, 333-54019, 333-54021, 333-54023,
33-60949, and 333-71497), of our report dated January 15, 2002, except for Note 20, which is as of February 28, 2002, relating to the consolidated balance sheets of First Charter Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, included in the 2001 Annual Report on Form 10-K of First Charter Corporation.



/s/ KPMG LLP



Charlotte, North Carolina
March 15, 2002